Subsidiary                         Jurisdiction of Organization
----------                         ----------------------------

ROV Holding, Inc.                  Delaware
Rayovac Europe B.V.                Netherlands
Rayovac Far East Limited           Hong Kong
Rayovac Canada Inc.                Canada
Rayovac Europe Limited             United Kingdom
Rayovac (UK) Limited               United Kingdom
Rovcal, Inc.                       California